                                                                    EXHIBIT 99.1

[WEBSENSE COMPANY LOGO]

IR CONTACT:  Kate Patterson                  MEDIA CONTACT:  Brigitte Engel
             Websense Inc.                                   Websense Inc.
             (858) 320-8072                                  (858) 320-9270
             kpatterson@websense.com                         bengel@websense.com

NEWS   RELEASE

       BUSINESS MOMENTUM AT WEBSENSE CONTINUES TO BUILD WITH RECORD FOURTH
                         QUARTER AND FISCAL YEAR RESULTS

       Annual Billings Surpass $111 Million as Threats Associated with New
         Internet-based Technologies Drive Growth in Demand for Employee
                          Internet Management Solutions

SAN DIEGO, January 28, 2004 - Websense Inc. (NASDAQ: WBSN), the world's leading provider of employee Internet management (EIM) software, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2003.

      Revenue for the fourth quarter grew for the 17th consecutive quarter and was a record $22.7 million, an increase of 31 percent from the fourth quarter of 2002. Income before taxes was $7.2 million, an increase of 42 percent from the fourth quarter of 2002. Fourth quarter net income was $4.5 million, or 19 cents per diluted share, and reflected an effective tax rate of 38 percent. This compares to net income in the fourth quarter of 2002 of $6.5 million, or 28 cents per diluted share, which included a tax benefit of $1.4 million associated with the recognition of deferred tax assets.

      For the fiscal year ended December 31, 2003, revenue was $81.7 million, an increase of 34 percent from 2002. Income before taxes was $27.1 million, an increase of 70 percent from 2002. Net income was $16.7 million, or 73 cents per diluted share, and reflected a 38 percent effective tax rate. This compares with 2002 net income of $16.7 million, or 72 cents per diluted share, which included a tax benefit of $797,000 associated with the recognition of deferred tax assets. The company also generated significant positive cash flows during the year and increased its cash balances by more than $42 million from the end of 2002, ending 2003 with $182.9 million in cash and investments and zero debt.

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WEBSENSE INC.
Q4 2003 EARNINGS RELEASE (PAGE 2)

      "The 2003 fiscal year was remarkable for Websense, a year in which we truly changed the game of competing in the EIM market," said John Carrington, chairman and CEO of Websense Inc. "Our business momentum continued to build throughout the year as we extended our market leadership in terms of vision, technology, installed base and market share.

      "As the number of new and blended threats associated with emerging Internet-enabled applications accelerated, customers embraced the advanced functionality of Websense Enterprise v5 and our long-term technology roadmap, resulting in strong new business flow, improved renewals, and heightened interest in add-on products. All of this is reflected in our financial performance as record billings, revenue and operating income for both the quarter and the year," Carrington added. "As I look forward to 2004, I believe the strength of our value propositions, combined with growing awareness of Websense as an integral part of an organization's security infrastructure, will allow us to continue to increase our customer base and gain market share against less comprehensive solutions."

QUARTERLY BILLINGS CLIMB 36 PERCENT FROM Q3 2003; DRIVES RECORD INCREASE IN DEFERRED REVENUE

      Customer billings in the fourth quarter were the highest in the company's history at $38.4 million, an increase of 36 percent from the third quarter of 2003, and 43 percent from the fourth quarter of 2002. For the fiscal year, billings were a record $111 million, an increase of 35 percent from 2002.

      Deferred revenue -- which represents amounts billed to customers but not yet recognized as subscription revenue -- was $94 million at the end of the fourth quarter, an increase of $15.7 million from the end of the third quarter of 2003, and an increase of $29.3 million from the end of 2002. The increase in deferred revenue represents the amount that total customer billings during the reporting period exceed total subscription revenue recognized in the period. Although deferred revenue has increased every quarter since the company's initial public offering, the sequential increase in the fourth quarter was the largest in the company's history and reflected the strong billings performance posted in the quarter.

      Websense sells subscriptions to its products primarily on a one-, two- or three-year basis, billing the entire amount to the customer upfront and booking the full value of the contract to deferred revenue on the balance sheet. The company then recognizes pro-rata portions of the billing as subscription

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WEBSENSE INC.
Q4 2003 EARNINGS RELEASE (PAGE 3)

revenue on a monthly straight-line basis over the life of the subscription, resulting in good visibility into near-term results. At the beginning of any quarter, approximately 80 percent of the anticipated quarterly revenue was booked in prior periods as deferred revenue. As a result, customer billings, which represent business generated in the current quarter, provide an additional measure of Websense's performance in the current period.

RECORD LEVELS OF OPERATING INCOME ACHIEVED; ANNUAL OPERATING MARGIN AT 30
PERCENT

      For the fiscal year ended December 31, 2003, the company achieved its long-term target of 30 percent operating margin with record operating income of $24.8 million, an increase of 87 percent from 2002. Gross margin was 93 percent of revenue in both 2002 and 2003 as the company's proprietary search and classification technology successfully kept pace with the growth of the Internet, increasing the size of the database by 1.4 million sites and adding several new languages. During the year, the company invested $12.8 million, or 16 percent of revenue, in enhancing its existing products and developing additional modules for the Websense Enterprise(R) platform. New product releases during the year included the company's next-generation filtering platform, Websense Enterprise v5, plus two new add-on modules, Bandwidth Optimizer(TM) and Client Application Manager(TM).

      Operating income for the fourth quarter was also a record at $6.8 million, an increase of 52 percent from the fourth quarter of 2002. Operating margin in the fourth quarter was 30 percent of revenue, even though selling and marketing expenses increased as a percent of revenue compared with prior quarters in 2003, primarily due to higher sales commission payments associated with the increase in customer billings during the quarter.

      "The many benefits of our subscription-based business model, including increased visibility, strong positive cash flows and long-term customer relationships, create a solid foundation for Websense's continued growth and success," said Doug Wride, Websense Chief Financial Officer. "The surge in fourth quarter billings results in a slightly higher operating expense structure as we accrue sales commissions directly to the income statement but recognize revenue over a more extended period of time. However, the strengths of the subscription model far outweigh the slight seasonal impact this has on our operating

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WEBSENSE INC.
Q4 2003 EARNINGS RELEASE (PAGE 4)

margin. By anticipating this pattern, we are able to set expectations appropriately and we have met or exceeded our earnings guidance since our initial public offering in March 2000."

BALANCE SHEET CONTINUES TO STRENGTHEN AS CASH AND INVESTMENTS INCREASE BY RECORD AMOUNTS

      The company ended the fourth quarter of 2003 with $182.9 million in cash and investments, an increase of $15.6 million from the prior quarter, and zero debt. The increase in the cash and investments balance reflected strong operating cash flow, partially offset by $1.5 million in estimated tax payments and $2.9 million spent during the fourth quarter to repurchase 107,000 shares of the company's common stock at an average price of $26.78. To date, Websense has repurchased 396,000 shares out of the two million shares authorized for repurchase by the Board of Directors.

ADDITIONAL FOURTH QUARTER BUSINESS HIGHLIGHTS

      In addition to record billings and revenue performance, business highlights in the fourth quarter included:

-     Seats under subscription increased by more than 600,000 to approximately
      16.4 million seats. At the end of the fourth quarter, nearly 40 percent of all subscriptions included one or more of the Premium Group database categories, compared with approximately 20 percent a year ago.

- The company closed more than 140 transactions greater than $50,000 and increased its customer count by more than 600 during the quarter, bringing the total number of customers to approximately 20,600 worldwide.

- International customers accounted for 30 percent of subscription revenue in the quarter, consistent with the contribution in the fourth quarter of 2002.

- Customer renewals remained strong and within the recent historical range of 75 to 80 percent.

- Existing customers accounted for approximately 60 percent of subscription revenue, compared to approximately 60 percent in the prior quarter and approximately 50 percent in

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WEBSENSE INC.
Q4 2003 EARNINGS RELEASE (PAGE 5)

      the fourth quarter of 2002. Over time, the contribution from existing customers is expected to increase due to the purchase of additional seats and add-on products, as well as annual increases in the per seat price of a subscription to the Websense database. Historically, the dollar value of the renewal contract of an existing customer is 30 to 40 percent higher, on average, than that of the expiring contract.

      - The average annualized contract value increased to approximately $7,200, compared to $6,700 in the third quarter and $6,500 in the fourth quarter of 2002.

      - Approximately half of the quarter's billings were one-year in length, compared to approximately 55 percent in the third quarter and approximately 60 percent in the fourth quarter of 2002.

      - The Websense database grew to 5.5 million Web sites representing more than 1.1 billion unique Web pages. Websense has the most accurate and relevant database in the industry and has categorized more than seven million Web sites in more than 50 languages, including approximately 1.5 million dead links that have been removed from the database. Additionally, the company has identified and categorized more than 225,000 software executable files in its Client Application Manager database and has built a comprehensive database of common network protocols to enable filtering of instant messaging, peer-to-peer, streaming media and other non-http traffic.

FIRST QUARTER 2004 OUTLOOK

      Websense provides guidance on its anticipated financial performance in the coming quarter based on its assessment of the current business environment and historical seasonal trends in its business. In providing quarterly guidance, the company emphasizes that its forward-looking statements are based on current expectations and disclaims any obligation to update the statements as conditions change.

      For the first quarter of 2004,

      - Customer billings are expected to increase between 30 and 35 percent from the first quarter of 2003, reflecting historical seasonal patterns.

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WEBSENSE INC.
Q4 2003 EARNINGS RELEASE (PAGE 6)

      - Deferred revenue is expected to increase marginally, consistent with the company's expectation that billings booked will be greater than subscription revenue recognized.

      - Subscription revenue is expected to grow in the range of 28 to 29 percent from the first quarter of 2003. Approximately 80 percent of this revenue is expected to be recognized from the company's current deferred revenue balances.

      - Gross margin is expected to remain constant at approximately 93 percent of revenue.

      - Operating margin is expected to be in the range of 29 to 30 percent of revenue.

      -     The effective tax rate is expected to be approximately 37 percent.

      - Based on the above revenue and expense structure, earnings are expected to be approximately 20 cents per diluted share.

      - Based on fourth quarter 2003 billings and historical collection trends, the company expects to generate more than $17 million in cash, which would result in a cash balance of approximately $200 million at the end of the first quarter of 2004.

CONFERENCE CALL

      Websense is hosting a conference call and simultaneous Webcast today at 5:00 p.m. (EST) to discuss these results. To participate in the call, investors should dial (800) 479-9001 (domestic) or (719) 457-2618 (international) ten minutes prior to the scheduled start of the call. The Webcast may be accessed via the Internet at www.websense.com/investors. An audio archive of the Webcast will be available on the company's Web site through March 31, 2004 and a taped replay of the call will be available for one week at (888) 203-1112 or (719) 457-0820, passcode 709598.

NON-GAAP FINANCIAL MEASURES

      This press release includes financial measures for billings that are not numerical measures that can be calculated in accordance with generally accepted accounting principles (GAAP). Websense has provided this measurement in press releases reporting financial performance, presently and in the past, because this measurement provides a consistent basis for understanding the company's sales activities

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WEBSENSE INC.
Q4 2003 EARNINGS RELEASE (PAGE 7)

in the current period. The company believes the billings measurement is useful to investors because the GAAP measurements of revenue and deferred revenue in the current period include subscription contracts commenced in prior periods. A reconciliation of billings and deferred revenue for the fourth quarter of 2003 is set forth at the end of this press release.

ABOUT WEBSENSE INC.

Websense Inc. (NASDAQ: WBSN), the world's leading provider of employee Internet management solutions, enables organizations to optimize employee use of computing resources and mitigate new threats related to Internet use including instant messaging, peer-to-peer, and spyware. By providing usage policy enforcement at the Internet gateway, on the network and at the desktop, Websense Enterprise enhances productivity and security, optimizes the use of IT resources and mitigates legal liability for our customers. Websense serves more than 20,600 customers worldwide, representing 16.4 million seats. For more information, visit www.websense.com.

                                      # # #

This press release contains forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Websense's results to differ materially from historical results or those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words "planned," "expects," "believes," "strategy," "opportunity," "anticipates" and similar words. These statements may include, among others, plans, strategies and objectives of management for future operations; any statements regarding proposed new products, services or developments; any statements regarding future economic conditions or financial or operating performance; statements of belief and any statements of assumptions underlying any of the foregoing. The potential risks and uncertainties which contribute to the uncertain nature of these statements include, among others, customer acceptance of the company's services, products and fee structures; the success of Websense's brand development efforts; the volatile and competitive nature of the Internet industry; changes in domestic and international market conditions and the entry into and development of international markets for the company's products; risks relating to intellectual property ownership; and the other risks and uncertainties described in Websense's public filings with the Securities and Exchange Commission, available at (<http://www.sec.gov>). Websense assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

                                Tables to follow

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WEBSENSE INC.
Q4 2003 EARNINGS RELEASE (PAGE 8)

                                  WEBSENSE, INC.
                         CONSOLIDATED INCOME STATEMENTS
              (UNAUDITED AND IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                     THREE MONTHS ENDED               TWELVE MONTHS ENDED
                                                ------------------------------   ------------------------------
                                                DECEMBER 31,      DECEMBER 31,   DECEMBER 31,      DECEMBER 31,
                                                    2003              2002           2003              2002
                                                    ----              ----           ----              ----
Revenue                                         $   22,700        $   17,375     $   81,734        $   60,965
Cost of revenue                                      1,516             1,095          5,523             4,170
                                                ----------        ----------     ----------        ----------
Gross margin                                        21,184            16,280         76,211            56,795
Operating expenses:
    Selling and marketing                            9,428             7,356         31,845            26,201
    Research and development                         3,295             3,016         12,843            10,957
    General and administrative                       1,663             1,412          6,649             5,960
    Amortization of stock-based compensation             7                68             83               448
                                                ----------        ----------     ----------        ----------
       Total operating expenses                     14,393            11,852         51,420            43,566
                                                ----------        ----------     ----------        ----------
Income from operations                               6,791             4,428         24,791            13,229
Other income, net                                      419               645          2,292             2,711
                                                ----------        ----------     ----------        ----------
Income before income taxes                           7,210             5,073         27,083            15,940
Provision (benefit) for income taxes                 2,702           (1,424)         10,395             (797)
                                                ----------        ----------     ----------        ----------
Net income                                      $    4,508        $    6,497     $   16,688        $   16,737
                                                ==========        ==========     ==========        ==========
Basic net income per share                      $     0.20        $     0.30     $     0.76        $     0.79
                                                ==========        ==========     ==========        ==========
Diluted net income per share                    $     0.19        $     0.28     $     0.73        $     0.72
                                                ==========        ==========     ==========        ==========
Basic common shares                                 22,394            21,582         22,038            21,211
                                                ==========        ==========     ==========        ==========
Diluted common shares                               23,368            23,369         22,976            23,338
                                                ==========        ==========     ==========        ==========
FINANCIAL DATA:
Total deferred revenue                          $   93,960        $   64,679     $   93,960        $   64,679
                                                ==========        ==========     ==========        ==========

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WEBSENSE INC.
Q4 2003 EARNINGS RELEASE (PAGE 9)

                                 WEBSENSE, INC.
                           CONSOLIDATED BALANCE SHEETS
                          (UNAUDITED AND IN THOUSANDS)


                                                 DECEMBER 31,    DECEMBER 31,
                                                    2003             2002
                                                    ----             ----
ASSETS
Current assets:
Cash and cash equivalents                        $ 104,224       $  61,713
Investments in marketable securities                78,635          78,753
Accounts receivable, net                            27,999          19,840
Deferred income taxes                                8,733           8,731
Other current assets                                 1,271           1,184
                                                 ---------       ---------
        Total current assets                       220,862         170,221
Property and equipment, net                          2,997           2,967
Deferred income taxes, less current portion          8,672           6,701
Deposits and other assets                              418             299
                                                 ---------       ---------
TOTAL ASSETS                                     $ 232,949       $ 180,188
                                                 =========       =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable                            $     743       $     761
     Accrued payroll and related benefits            5,241           3,627
     Other accrued expenses                          3,835           3,440
     Income taxes payable                              241             970
     Deferred revenue, current portion              65,480          46,964
                                                 ---------       ---------
        Total current liabilities                   75,540          55,762
Deferred revenue, less current portion              28,480          17,715
STOCKHOLDERS' EQUITY:
   Common stock                                        228             217
   Additional paid-in capital                      120,638         107,058
   Deferred compensation                                --             (83)
   Retained earnings (deficit)                      15,732            (957)
   Accumulated other comprehensive income               15             476
   Treasury stock                                   (7,684)             --
                                                 ---------       ---------
        Total stockholders' equity                 128,929         106,711
                                                 ---------       ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY       $ 232,949       $ 180,188
                                                 =========       =========

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WEBSENSE INC.
Q4 2003 EARNINGS RELEASE (PAGE 10)



                                 WEBSENSE, INC.
                 RECONCILIATION OF BILLINGS TO DEFERRED REVENUE
                          (UNAUDITED AND IN THOUSANDS)

Deferred revenue balance September 30, 2003      $ 78,268
Billings fourth quarter 2003                       38,392
Revenue recognized fourth quarter 2003            (22,700)
                                                 --------
Deferred revenue balance December 31, 2003       $ 93,960
                                                 ========